Exhibit (a)(10)

ANCHOR SERIES TRUST

CERTIFICATE OF AMENDMENT TO ESTABLISHMENT

AND DESIGNATION OF SERIES

The undersigned, being a majority of the Trustees of Anchor Series Trust (the “Trust”), a Massachusetts business trust, acting pursuant Section 4.9 of the Trust’s Amended and Restated Declaration of Trust dated as of September 27, 2011 (the “Declaration”) do hereby amend the Trust’s Amended and Restated Establishment and Designation of Series as follows:

The series currently designated “Multi-Asset Portfolio” is renamed as “SA BlackRock Multi-Asset Income Portfolio.”

The action contained herein shall be effective as of the date on which the amendment to the Trust’s registration statement as filed with the Securities and Exchange Commission pursuant to Rule 485(a) under the Securities Act of 1933, incorporating the Fund’s name change, becomes effective.

IN WITNESS WHEREOF, the undersigned, being the Trustees of the Trust, have executed this certificate as of this 30th day of September, 2014.

By: /s/ Dr. Judith L. Craven	By: /s/ Stephen J. Gutman
Name: Dr. Judith L. Craven	Name: Stephen J. Gutman
As Trustee, and not individually	As Trustee, and not individually

By: /s/ William F. Devin	By: /s/ Peter A. Harbeck
Name: William F. Devin	Name: Peter A. Harbeck
As Trustee, and not individually	As Trustee, and not individually

By: /s/ Richard W. Grant	By: /s/ William J. Shea
Name: Richard W. Grant	Name: William J. Shea
As Trustee, and not individually	As Trustee, and not individually